Exhibit 99.1

The St. Joe Company Reports Second Quarter 2018 Results

WATERSOUND, Fla.--(BUSINESS WIRE)--August 1, 2018--The St. Joe Company (NYSE: JOE) (the “Company”) today announced Net Income for the second quarter of 2018 of $26.2 million, or $0.41 per share, compared with Net Income of $10.8 million, or $0.15 per share, for the second quarter of 2017. The second quarter of 2018 includes a $23.1 million pre-tax benefit from an impact fees receipt related to the Company’s 2014 sale of the RiverTown community. For the six months ended June 30, 2018, the Company reported Net Income of $27.0 million, or $0.42 per share compared to Net Income of $15.1 million, or $0.21 per share for the same period last year.

Second quarter update includes:

  Total revenue for the quarter was $50.4 million as compared to $30.6 million in 2017 due to increases in real estate, leasing and timber revenue, partially offset by a decrease in resorts and leisure revenue.
  Real estate revenue increased to $32.1 million in 2018 as compared to $7.2 million in 2017. Of this increase, $23.1 million is attributable to the RiverTown impact fees receipt. The remaining increase of approximately $1.8 million was primarily related to an increase in the sale of mitigation bank credits and a higher volume of lot sales in the Watersound West Beach, RiverCamps, Wild Heron, SouthWood and Breakfast Point communities offset by a reduction in the SummerCamp community as well as a reduction in commercial real estate sales. The Watersound Origins community also experienced a reduction in revenue due to timing of builder lot takedowns. Overall, there were 37 homesites sold in the second quarter of 2018 compared to 32 homesites sold in the second quarter of 2017. Gross margin related to homesite sales increased to 58.8% for the second quarter of 2018 as compared to 56.1% for the second quarter of 2017.
  Resorts and leisure revenue for the quarter decreased in 2018 as compared to 2017 by $6.0 million primarily due to the sale of the short-term vacation rental management business during December 2017, partially offset by an increase in the clubs component. Costs of resorts and leisure revenue decreased by $5.1 million primarily due to the same sale of the short-term vacation rental management business. The clubs component of this segment’s revenue improved due to increased revenue from the Company’s private membership club. The clubs component revenue increased $0.9 million, or 20.9%, for the second quarter of 2018 as compared to the second quarter of 2017.

  Timber revenue increased by $0.6 million during the three months ended June 30, 2018, as compared to the same period in 2017. Gross margin for timber revenue increased during the three months ended June 30, 2018 to 89.5% compared to 84.6% during the same period in 2017.
  During the second quarter of 2018, the Company’s consolidated joint venture (Pier Park Crossings, LLC) entered into a new $36.6 million loan commitment for the construction of a previously announced 240-unit apartment complex in Panama City Beach. The loan, insured by U.S. Department of Housing and Urban Development (HUD), bears a fixed interest rate of 3.99% and matures on June 1, 2060. As of June 30, 2018, there was $5.0 million drawn on this commitment.
  The Company is benefiting from the reduced U.S. federal corporate income tax rate. For the three months ended June 30, 2018, the Company’s effective tax rate (combined federal and state) was 20.0% compared to 35.4% for the same period in 2017. The recorded income tax expense was $6.5 million for the three months ended June 30, 2018 as compared to $5.9 million during the same period in 2017.

As of June 30, 2018, the Company owned approximately 809,000 square feet of rentable commercial space compared to approximately 671,000 as of June 30, 2017. The Company’s overall lease occupancy percentage increased to 89% as of June 30, 2018 as compared to 84% as of June 30, 2017. As of June 30, 2018, the Company had two commercial buildings totaling 18,200 gross square feet under construction as well as the 240-unit apartment complex which is expected to total 282,738 gross square feet.

The Company had cash, cash equivalents and investments of $268.1 million as of June 30, 2018, compared to $303.4 million as of December 31, 2017, a decrease of $35.3 million. During the six months ended June 30, 2018, the Company used $72.5 million to repurchase 4,065,160 shares of its common stock. As of June 30, 2018, the Company had approximately 61.8 million shares of its common stock outstanding.

Financial data schedules included in this press release provide greater detail on business performance, summarizing the consolidated results, summary balance sheets, debt schedule and other operating and corporate expenses for the second quarter of 2018 and 2017, respectively.

Jorge Gonzalez, the Company’s President and Chief Executive Officer, said: “We are pleased with our second quarter results. Aside from the significant revenue and cash generated by the RiverTown impact fees receipt, our overall operating income is up compared with the prior year, with increases in margins across our segments, as well as higher occupancy in our commercial leasing portfolio.”

Mr. Gonzalez added, “Looking forward, our team recently submitted a Detailed Specific Area Plan (DSAP) to local authorities associated with Latitude Margaritaville, which, in conjunction with our joint venture partner, is expected to create a significant entry into to the active adult market with initial plans for approximately 3,000 residential units, community amenities, and other assets. Subject to completion of several processes with our joint venture partner, including executing a definitive joint venture agreement, we anticipate having the sales center and initial model homes open in 2020.”

Mr. Gonzalez continued, “During the quarter, we broke ground on a new 240-unit apartment complex located in close proximity to Pier Park. At the same time, the Bay County Tourism Development Council broke ground on its new $37 million Sports Park and Stadium Complex, which is located adjacent to over 1,000 acres of entitled property which we own near the Breakfast Point residential community. We also expect to announce the start of other new business initiatives presented during our Company's annual shareholder meeting, including the exciting new Club and Resorts lodging and amenity complex at our Camp Creek golf course, and a new 210-unit apartment complex at Origins.”

Mr Gonzalez concluded, “These projects, as well as others we are currently planning, are expected to favorably impact our future growth.”

FINANCIAL DATA

Consolidated Results (Unaudited)
($ in millions except share and per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue
Real estate revenue	$32.1	$7.2	$39.9	$8.7
Resorts and leisure revenue	13.3	19.3	20.7	27.4
Leasing revenue	3.1	2.8	6.1	5.4
Timber revenue	1.9	1.3	3.6	2.6
Total revenue	50.4	30.6	70.3	44.1
Expenses
Cost of real estate revenue	3.0	3.6	7.1	3.9
Cost of resorts and leisure revenue	9.8	14.9	16.8	23.7
Cost of leasing revenue	0.8	0.8	1.7	1.5
Cost of timber revenue	0.2	0.2	0.4	0.4
Other operating and corporate expenses	5.0	4.2	11.0	10.3
Depreciation, depletion and amortization	2.3	2.0	4.5	4.0
Total expenses	21.1	25.7	41.5	43.8
Operating income	29.3	4.9	28.8	0.3
Investment income, net	6.0	14.3	9.6	24.7
Interest expense	(2.9)	(3.0)	(5.9)	(6.1)
Other income, net	0.2	0.3	0.5	4.1
Income before income taxes	32.6	16.5	33.0	23.0
Income tax expense	(6.5)	(5.9)	(6.3)	(8.2)
Net income	26.1	10.6	26.7	14.8
Net loss attributable to non-controlling interest	0.1	0.2	0.3	0.3
Net income attributable to the Company	$26.2	$10.8	$27.0	$15.1
Net income per share attributable to the Company	$0.41	$0.15	$0.42	$0.21
Weighted average shares outstanding	63,760,022	71,981,505	64,613,298	72,970,462

Summary Balance Sheet (Unaudited)
($ in millions)

	June 30, 2018	December 31, 2017
Assets
Investment in real estate, net	$339.5	$332.6
Cash and cash equivalents	215.1	192.1
Investments – debt securities	14.2	76.3
Investments – equity securities	38.8	35.0
Restricted investments	3.4	4.5
Income tax receivable	1.6	8.4
Claim settlement receivable	5.4	5.3
Other assets	46.4	47.1
Property and equipment, net	11.7	11.8
Investments held by special purpose entities	207.7	207.9
Total assets	$883.8	$921.0

Liabilities and Equity
Debt, net	$59.2	$55.6
Other liabilities	49.3	47.3
Deferred tax liabilities, net	49.1	49.0
Senior Notes held by special purpose entity	176.6	176.5
Total liabilities	334.2	328.4
Total equity	549.6	592.6
Total liabilities and equity	$883.8	$921.0

Debt Schedule (Unaudited)
($ in millions – Net of issuance costs)

	June 30, 2018	December 31, 2017
Pier Park North joint venture refinanced loan	$46.4	$46.8
Community Development District debt	6.6	7.2
Pier Park Crossings joint venture loan	3.9	--
Pier park outparcel construction loan	1.6	1.6
WaterColor Crossings construction loan	0.7	--
Total debt, net	$59.2	$55.6

Other Operating and Corporate Expenses (Unaudited)
($ in millions)

	Quarter Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Employee costs	$1.7	$1.7	$3.5	$3.5
401(k) contribution	--	--	1.1	1.2
Property taxes and insurance	1.2	1.4	2.5	2.8
Professional fees	0.8	0.4	1.7	1.4
Marketing and owner association costs	0.3	0.3	0.6	0.6
Occupancy, repairs and maintenance	0.4	0.1	0.5	0.2
Other	0.6	0.3	1.1	0.6
Total other operating and corporate expense	$5.0	$4.2	$11.0	$10.3

Additional Information and Where to Find It

Additional information with respect to the Company’s results for the second quarter 2018 will be available in a Form 10-Q that will be filed with the Securities and Exchange Commission, which can be found at the SEC’s website www.sec.gov.

Important Notice Regarding Forward-Looking Statements

Certain statements contained in this press release, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this press release include statements regarding our continued progress in our operations, expectations on timing and impact of the proposed Latitude Margaritaville project, the impact of the Pier Park Crossings apartment complex, future development of business initiatives at our Camp Creek and Origins properties, and the impact of related developments on our future results. Any such forward-looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions.

The Company cautions readers that, although we believe any forward-looking statements are based on reasonable assumptions, certain important factors may have affected and could in the future affect the Company’s actual financial results and could cause the Company’s actual financial results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including (1) any changes in our strategic objectives or our ability to successfully implement such strategic objectives; (2) any potential negative impact of our longer-term property development strategy, including losses and negative cash flows for an extended period of time if we continue with the self-development of recently granted entitlements; (3) significant decreases in the market value of our investments in securities or any other investments; (4) our ability to capitalize on strategic opportunities presented by a growing retirement demographic; (5) our ability to accurately predict market demand for the range of potential residential and commercial uses of our real estate; (6) volatility in the consistency and pace of our residential real estate sales; (7) any downturns in real estate markets in Florida or across the nation; (8) our dependence on the real estate industry and the cyclical nature of our real estate operations; (9) our ability to successfully and timely obtain land use entitlements and construction financing, maintain compliance with state law requirements and address issues that arise in connection with the use and development of our land, including the permits required for mixed-use and active adult communities; (10) changes in laws, regulations or the regulatory environment affecting the development of real estate; (11) our ability to effectively deploy and invest our assets, including our available-for-sale securities; (12) our ability to effectively manage our real estate assets, as well as the ability of our joint venture partners to effectively manage the day-to-day activities of our joint venture projects; and (13) increases in operating costs, including costs related to real estate taxes, owner association fees, construction materials, labor and insurance, and our ability to manage our cost structure; as well as, the cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings including the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this press release.

Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

About The St. Joe Company

The St. Joe Company together with its consolidated subsidiaries is a real estate development, asset management and operating company with real estate assets and operations currently concentrated primarily in Northwest Florida. More information about the Company can be found on its website at www.joe.com.

© 2018, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®” and some of the project names mentioned herein are registered service marks of The St. Joe Company, its affiliates or third parties.

CONTACT:
The St. Joe Company
Investor Relations Contact:
Marek Bakun, 1-866-417-7132
Chief Financial Officer
Marek.Bakun@Joe.Com